Exhibit 99.1

COST PLUS, INC. DELIVERS POSITIVE SAME STORE SALES AND INCREASED CUSTOMER COUNT IN FIRST QUARTER 2008

Oakland, CA – May 21, 2008 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its first quarter ended May 3, 2008 and provided financial guidance for the second quarter of fiscal year 2008.

First Quarter Results from Continuing Operations

Net sales for the first quarter of fiscal 2008 were $211.7 million, a 4.5% increase from $202.5 million for the first quarter of fiscal 2007. Same store sales for the quarter increased 0.6%, driven by the Company’s first quarterly increase in customer count since 2003. The Company reported a $19.6 million loss from continuing operations before interest and taxes which was at the better end of guidance and compares to a $15.7 million loss last year. The quarter’s performance was challenged by an unusually early Easter and the resulting separation of the Easter and spring marketing campaigns.

Barry Feld, President and CEO, commented, “Our first positive same store sales quarter in four years is the strongest indicator to–date that the price/value relationship we have re-established is resonating with our customers. Our current merchandise assortments are fresh, unique and represent strong value, and as a result are attracting renewed and sustainable customer traffic.”

Mr. Feld further commented, “We have also performed within guidance for the third straight quarter, which is further testament that our initiatives are tracking as anticipated despite the difficult economic environment.”

On-going product sourcing improvements generated higher buyer margin than the first quarter last year. As expected, higher fixed store occupancy costs and distribution costs resulted in a lower gross profit rate than a year ago. Total SG&A expense increased due to higher store payroll primarily related to new stores and a calendar shift in advertising expense caused by the early Easter. This was partially offset by continuing cost cutting initiatives at the home office. The Company opened eight new stores during the quarter, two more than a year ago, resulting in higher pre-opening expense.

In light of the deferred tax valuation allowance taken in the fourth quarter of fiscal 2007, the Company did not record a federal tax benefit in the first quarter of fiscal 2008. The net loss from continuing operations for the first quarter of fiscal 2008 was $22.0 million versus a $10.4 million loss in the first quarter of fiscal 2007, which included a $7.2 million tax benefit.

The Company had net working capital in the amount of $134.7 million at the end of the first quarter, including inventory in the amount of $266.1 million. It had $58.5 million in borrowings and $13.5 million in letters of credit outstanding under its $200 million credit facility (excluding the $50 million accordion feature). Company inventory levels and the related borrowings are unseasonably high due to the acceleration of certain purchases into its distribution centers in anticipation of a potential longshoremen’s strike this summer and possible shipping delays from China due to the Olympics. Accordingly, inventory levels will normalize by year end and the Company expects a decrease in per store inventory levels.

Discontinued Operations

During the first quarter of 2008, the Company exited eight media markets by closing 13 stores. The sales and all costs from operating and closing the stores have been removed from the results of continuing operations and reported under discontinued operations for both the current and prior periods. For the first quarter of fiscal 2008, the loss from discontinued operations was $10.0 million compared to a loss of $0.7 million for the first quarter of fiscal 2007. The current year includes an $11.2 million charge for the estimated costs to exit the store leases, store closing costs and severance. The sale of inventory in the 13 closed stores generated proceeds that were $3.1 million above the aggregate book value of the inventory.

Second Quarter of Fiscal 2008 Outlook

The Company is reaffirming its previously released guidance for the second quarter of fiscal 2008. Total net sales are projected in the range of $217 million to $224 million, based on a same store sales performance in the range of negative 1% to positive 2%. For the second quarter of fiscal 2008, the Company is projecting a loss from continuing operations before interest and taxes in the range of $16 million to $18 million versus a $25 million loss last year. The Company still anticipates a reduction in the loss from continuing operations before interest and taxes for the first six months of fiscal 2008 versus the same period last year. Six new stores are planned to open during the second quarter versus four during the same period in the prior year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. At the end of the first quarter of fiscal 2008, the Company operated 292 stores in 33 states versus 279 stores (after adjusting for the 13 stores now classified as discontinued operations) in 34 states at the end of first quarter of fiscal 2007.

The Company’s first quarter earnings conference call will be today, May 21, 2008, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-202-1971 and the access code is 28908787. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 27048737, from 6:30 p.m. PT Wednesday, May 21, 2008 to 6:30 p.m. PT on Wednesday, May 28, 2008. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

The above statements relating to anticipated fiscal 2008 second quarter and first half results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	First Quarter
	May 3, 2008		May 5, 2007
Net sales	$211,659	100.0%	$202,502	100.0%
Cost of sales and occupancy	153,668	72.6	145,459	71.8
Gross profit	57,991	27.4	57,043	28.2
Selling, general and administrative expenses	75,711	35.8	71,649	35.4
Store preopening expenses	1,894	0.9	1,088	0.5
Loss from continuing operations	(19,614)	(9.3)	(15,694)	(7.8)
Net interest expense	3,015	1.4	1,923	0.9
Loss from continuing operations before income taxes	(22,629)	(10.7)	(17,617)	(8.7)
Income tax benefit	(591)	(0.3)	(7,187)	(3.5)
Net loss from continuing operations	(22,038)	(10.4)	(10,430)	(5.2)
Loss from discontinued operations, net of tax	(9,954)	(4.7)	(683)	(0.3)
Net Loss	$(31,992)	(15.1)%	$(11,113)	(5.5)%
Loss per diluted share from continuing operations	$(1.00)		$(0.47)
Loss per diluted share from discontinued operations	$(0.45)		$(0.03)
Net loss per diluted share	$(1.45)		$(0.50)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	8		6

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 3, 2008	May 5, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,953	$3,304
Merchandise inventories	266,067	260,302
Other current assets	37,218	41,202
Total current assets	306,238	304,808
Property and equipment, net	215,785	232,630
Other assets	14,186	22,481
Total assets	$536,209	$559,919
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,801	$53,074
Accrued compensation	12,849	12,299
Revolving line of credit	58,523	15,100
Current portion of long-term debt	787	510
Other current liabilities	41,614	31,334
Total current liabilities	171,574	112,317
Capital lease obligations	8,000	9,537
Long-term debt	114,211	116,064
Other long-term obligations	36,416	41,381
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	169,274	167,508
Retained earnings	36,513	112,891
Total shareholders’ equity	206,008	280,620
Total liabilities and shareholders’ equity	$536,209	$559,919

Contact:

Jane Baughman

(510) 808-9119

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